Exhibit 2.s.11

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 497

Registration Statement No.

PROSPECTUS SUPPLEMENT

(To Prospectus dated             , 201  )

Rights for                  Shares

Subscription Rights for    % Series [                    ] Preferred Stock

Gladstone Investment Corporation, referred to as we, us, our or the Company, is issuing subscription rights, or Rights, to our common stockholders to purchase shares of     % Series [                    ] Preferred Stock, referred to as the Series [                    ] Preferred Stock.

We were primarily established for the purpose of investing in subordinated loans, mezzanine debt, preferred stock and warrants to purchase common stock of small and medium-sized companies in connection with buyouts and other recapitalizations. When we invest in buyouts we do so with the management team of the portfolio companies and with other buyout funds. We also sometimes invest in senior secured loans, common stock and, to a much lesser extent, senior and subordinated syndicated loans. Our investment objective is to generate both current income and capital gains through these debt and equity instruments. We operate as a closed-end, non-diversified management investment company and have elected to be treated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, which we refer to as the 1940 Act. Our investment adviser is Gladstone Management Corporation, referred to as Adviser.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “GAIN.” The last reported sale price for our common stock on             ,         was $         per share. The net asset value of our common shares at the close of business on             , 201   was $                 per share. There currently is no market for the preferred stock. We applied to list the preferred stock on [                    ]. The expected trading symbol for the preferred stock is [                    ].

You should read this prospectus supplement and the accompanying prospectus before deciding whether to invest in our Rights and you should retain them for future reference. Additional information about us, including our annual, quarterly and current reports, has been filed with the Securities and Exchange Commission. This information is available free of charge on our corporate website at http://www.gladstoneinvestment.com.

Investing in preferred stock through Rights involves certain risks that are described in the “Risk Factors” section beginning on page PR-5 of this prospectus supplement and page 9 of the accompanying prospectus.

The Rights being offered have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Subscription price of Preferred Stock to shareholders exercising Rights	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us (1)	$	$

(1)	The aggregate expenses of the offering are estimated to be $[ ].

The preferred stock is expected to be ready for delivery in book-entry form through the Depository Trust Company on or about             , 201  . If the offer is extended, the preferred stock is expected to be ready for delivery in book-entry form through the Depository Trust Company on or about             , 201  .

                , 201

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. You must not rely upon any information or representation not contained in this prospectus supplement or the accompanying prospectus as if we had authorized it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and any accompanying prospectus is accurate as of the dates on their respective covers only. Our business, financial condition, results of operations and prospects may have changed since such dates.

TABLE OF CONTENTS

Prospectus Supplement

Page
Summary of the Terms of the Rights Offering	PR-4
Terms of the Series [ ] Preferred Stock	PR-4
Description of the Rights Offering	PR-5
Risk Factors	PR-5
Use of Proceeds	PR-5
Capitalization	PR-5
Ratio of Earnings to Fixed Charges and Preferred Dividends	PR-5
Taxation	PR-5
Underwriting	PR-5
Legal Matters	PR-5

Prospectus

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus supplement or the accompanying prospectus, other than historical facts, may constitute “forward-looking statements.” These statements may relate to, among other things, future events or our future performance or financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “believe,” “will,” “provided,” “anticipate,” “future,” “could,” “growth,” “plan,” “intend,” “expect,” “should,” “would,” “if,” “seek,” “possible,” “potential,” “likely” or the negative of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: (1) further adverse changes in the economy and the capital markets; (2) risks associated with negotiation and consummation of pending and future transactions; (3) the loss of one or more of our executive officers, in particular David Gladstone, Terry Lee Brubaker or David Dullum; (4) changes in our business strategy; (5) availability, terms and deployment of capital; (6) changes in our industry, interest rates, exchange rates or the general economy; (7) the degree and nature of our competition; and (8) those factors described in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. The forward-looking statements contained in this prospectus supplement or the accompanying prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Offer	[To be provided.]

Amount Available for Primary Subscription	$[ ]

Title	Subscription Rights for Series [ ] preferred stock

Exercise Price	Rights may be exercised at a price of $ per share of common stock (the “Subscription Price”). See “Description of the Rights Offering.”

Record Date	Rights will be issued to holders of record of the Company’s common stock on , 201 (the “Record Date”). See “Description of the Rights Offering.”

Number of Rights Issued	Rights will be issued in respect of each share of preferred stock of the Company outstanding on the Record Date. See “Description of the Rights Offering.”

Number of Rights Required to Purchase One Preferred Share	A holder of Rights may purchase share of common stock of the Company for every Rights exercised. The number of Rights to be issued to a stockholder on the Record Date will be rounded up to the nearest number of Rights evenly divisible by . See “Description of the Rights Offering.”

Over-Subscription Privilege	[To be provided.]

Transfer of Rights	[To be provided.]

Exercise Period	The Rights may be exercised at any time after issuance and prior to expiration of the Rights, which will be 5:00 PM Eastern Time on , 201 (the “Expiration Date”) (the “Subscription Period”). See “Description of the Rights Offering.”

Offer Expenses	The expenses of the Offer are expected to be approximately $[ ]. See “Use of Proceeds.”

Sale of Rights	[To be provided.]

Use of Proceeds	The Company estimates the net proceeds of the Offer to be approximately $[ ]. This figure is based on the Exercise Price per share of $ and assumes all new shares of Series [ ] preferred stock offered are sold and that the expenses related to the Offer estimated at approximately $[ ] are paid.

The Company intends to use the net proceeds from this offering first to pay down existing short-term debt, then to make investments in small and mid-sized businesses in accordance with our investment objectives, with any remaining proceeds to be used for other general corporate purposes. We anticipate that substantially all of the net proceeds of this offering will be utilized in the manner described above within three months of the completion of the offering. Pending such utilization, we intend to invest the net proceeds of this offering primarily in cash, cash equivalents, U.S. government securities, and other high-quality debt investments that mature in one year or less from the date of investment, consistent with the requirements for continued qualification as a RIC for federal income tax purposes. See “Use of Proceeds.”
Rights Agent	[To be provided.]

TERMS OF THE SERIES [                    ] PREFERRED STOCK

Dividend Rate	The dividend rate will be%.

Dividend Payment Rate	[Dividends will be paid when, as and if declared on , , , and , commencing .] The payment date for the initial dividend period will be .]

Regular Dividend Period	Regular dividend periods will be days.

Liquidation Preference	$ per share

Non-Call Period	The shares may not be called for redemption at the option of the Company prior to .

Stock Exchange Listing

DESCRIPTION OF THE RIGHTS OFFERING

[To be provided.]

RISK FACTORS

[To be provided.]

USE OF PROCEEDS

We intend to use the net proceeds from this offering first to pay down existing short-term debt, then to make investments in small and mid-sized businesses in accordance with our investment objectives, with any remaining proceeds to be used for other general corporate purposes. Indebtedness under our credit line facility currently accrues interest at the rate of approximately [    ]% and matures on                     ,                      . We anticipate that substantially all of the net proceeds of this offering will be utilized in the manner described above within three months of the completion of the offering. Pending such utilization, we intend to invest the net proceeds of this offering primarily in cash, cash equivalents, U.S. government securities, and other high-quality debt investments that mature in one year or less from the date of investment, consistent with the requirements for continued qualification as a RIC for federal income tax purposes.

CAPITALIZATION

[To be provided.]

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[To be provided.]

TAXATION

[To be provided.]

UNDERWRITING

[To be provided.]

LEGAL MATTERS

The legality of securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. [Certain legal matters will be passed upon for the underwriters by                     .]

Gladstone Investment Corporation

Shares of     % Series [                    ] Preferred Stock

Issuable Upon Exercise of Rights to

Subscribe for Such Shares of Preferred Stock

PROSPECTUS SUPPLEMENT

            , 201